EXHIBIT 10.1

EAGLE MATERIALS INC.

SALARIED INCENTIVE COMPENSATION PROGRAM

FOR FISCAL YEAR 2025

(as adopted by the Board of Directors on May 16, 2024)

1.	Purpose

The purpose of the Eagle Materials Inc. Salaried Incentive Compensation Program for Fiscal Year 2025 (the “Program”) is to establish an incentive bonus program which: (i) focuses on the performance of Eagle Materials Inc. (the “Company”) as well as individual performance; and (ii) aligns the interest of participants with those of the Company’s stockholders. The Program is adopted by the Board of Directors. The Program shall be in effect for the fiscal year ending March 31, 2025.

2.	Administration

The Program shall be administered by the Compensation Committee of the Board (the “Committee”). The Committee shall have complete discretion and authority to administer the Program (which may include the delegation of any ministerial administrative duties hereunder to Company employees, as appropriate, the adoption of rules, regulations and guidelines for carrying out the Program, etc.) and to interpret the provisions of the Program. Any determination, decision, or action of the Committee in connection with the construction, interpretation, administration or application of the Program shall be binding and conclusive upon all persons, and shall be given the maximum deference permitted by law. The Committee may amend or terminate the Program by adoption of a written instrument at any time without the consent of any Participant.

No member of the Committee, nor any of their delegees pursuant to this Section 2, shall be liable for anything done or omitted to be done by such individual or by any other member of the Committee in connection with the performance of any duties under the Program, except for such individual’s own willful misconduct or as expressly provided by statute.

3.	Eligibility

The Company’s Chief Executive Officer (the “CEO”) and the CEO’s direct reports are eligible to participate in the Program. The CEO may propose to also include in the Program additional exempt salaried employees at the corporate level of the Company.

Participants must be an exempt salaried manager or professional. No hourly or non-exempt employee may participate.

4.	Bonus Pool

To ensure reasonableness and affordability, available funds for bonus payments under the Program are to be determined as a percentage of operating earnings of the Company. The actual percentage may vary from year to year as recommend by the CEO and approved by the Committee. For Fiscal Year 2025, 1.2% of the Company’s operating earnings, as determined by the Committee, will fund the corporate bonus pool.

5.	Vesting; Payment

Notwithstanding anything to the contrary in the Program:

(a) if the Company’s operating earnings for Fiscal Year 2025 (as determined by the Committee) are less than 50% of budget, then no funds shall be available for the corporate bonus pool;

(b) a participant may not receive a bonus payment under the Program in excess of three times (3X) such participant’s annual base salary;

(c) the Program shall not constitute a promise by the Company to make any payment to a participant or to continue such participant’s participation in the Program for any future fiscal year;

(d) no participant shall become vested in or entitled to any bonus payment hereunder (to the extent such bonus payment is earned) in advance of such participant’s receipt of the bonus payment (the “Payment Effective Time”), unless otherwise determined by the Committee in its sole discretion, it being understood that the Payment Effective Time shall occur as soon as practicable, and in any event within 60 days, following the completion of Fiscal Year 2025—accordingly, unless otherwise determined in the sole discretion of the Committee, a participant’s termination of employment for any reason prior to the Payment Effective Time shall result in the forfeiture of his or her bonus award; and

(e) for the avoidance of doubt, bonus payments may be adjusted by the Committee for partial-year participation for participants who are not otherwise eligible employees as of the commencement of Fiscal Year 2025.

6.	Allocation of Corporate Pool

Each participant’s allocated percentage of the corporate pool, and such participant’s individual performance relative to the goals and objectives (and bonus award) shall be approved by the Committee, which may seek input from the CEO. For each participant, the maximum annual bonus award opportunity is represented by the percentage of the corporate pool assigned to such participant, subject to the limitations set forth in Section 5 above.

7.	Goals and Objectives

At the beginning of the fiscal year goals and objectives shall be established for each participant, and shall be 50% goal-based, 10% budget-based and 40% discretionary. The actual bonus award paid at the end of the fiscal year shall be based on the individual participant’s performance relative to the previously established goals and objectives and the participant’s individual performance during the fiscal year. The goals and objectives to be used for participants in the Program may be comprised of objective and subjective criteria and should generally have a broader scope than the goals and objectives for subsidiary companies. However, at the same time the goals must also contain specific criteria regarding execution that links subsidiary company performance to corporate performance.

8.	No Employment Guaranteed

No provision of the Program shall confer any right upon any participant to continued employment.

9.	Governing Law

The Program and all determinations made and actions taken pursuant hereto, shall be governed by and construed in accordance with the laws of the State of Texas, without reference to any conflicts of law principles thereof that would require the application of the laws of another jurisdiction.

10.	Recoupment

The Program (and amounts paid in respect hereof) shall be subject to the terms of any clawback or recoupment policy of the Company as in effect from time to time, as well as any recoupment/forfeiture provisions that are otherwise required by law.

11.	Tax Withholding

The Company shall withhold all applicable taxes and other amounts required by law to be withheld from any payment hereunder, including any non-U.S., federal, state, and local taxes.

12.	Section 409A Matters

For the avoidance of doubt, payments under the Program are intended to be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), to the maximum extent possible as short-term deferrals pursuant to Treasury regulation §1.409A-1(b)(4) and, if not exempt, are intended to comply with Section 409A of the Code. The Program shall be interpreted and construed consistent with such intent. In the event the terms of the Program would subject a participant to taxes, penalties or interest under Section 409A of the Code (“409A Penalties”), the Committee may (in its discretion but without an obligation to do so) amend the terms of the Program to avoid such 409A Penalties, which such amendments will, to the extent possible, be effected in a manner that does not adversely affect the rights of any participant; provided that in no event shall the Company be responsible for any 409A Penalties that arise in connection with the Program or any amounts payable under the Program. If a participant is a “specified employee” (within the meaning of Section 409A of the Code), then any payment that is payable on account of the participant’s “separation from service”, as that term is defined for purposes of Section 409A of the Code, shall be made on the first business day following the six-month anniversary of such participant’s “separation from service” (or, if earlier, the date of such participant’s death) if and to the extent that such payment constitutes non-qualified deferred compensation under Section 409A of the Code and such deferral is required to comply with the requirements of Section 409A of the Code. To the extent any amounts payable under the Program constitute non-qualified deferred compensation under Section 409A of the Code and are payable by reference to a participant’s “termination of employment” or “termination of service,” such term and similar terms shall be deemed to refer to such participant’s “separation from service” within the meaning of Section 409A of the Code.